Exhibit 99.1
EARNINGS RELEASE

By:    Expeditors International of Washington, Inc.
1015 Third Avenue, Suite 1200
Seattle, Washington 98104

CONTACTS:	R. Jordan Gates Bradley S. Powell
President and Chief Operating Officer    Senior Vice President and Chief Financial Officer
(206) 674-3427     (206) 674-3412
FOR IMMEDIATE RELEASE
__________________________________________________________________________________________________________________________________________________________________________

EXPEDITORS CEO PETER ROSE ANNOUNCES RETIREMENT
Board of Directors to Begin Succession Planning

SEATTLE, WASHINGTON - October 7, 2013 - Peter J. Rose, Chairman and Chief Executive Officer of Expeditors International of Washington, Inc. (NASDAQ: EXPD), a global logistics company, today announced his retirement as the Company’s Chief Executive Officer effective March 1, 2014. Announcement of the next CEO is planned to coincide with a managers’ meeting held in January 2014 to celebrate the Company’s 35th anniversary. Rose is expected to remain as Chairman of the Board of Directors up until the annual meeting in May 2015. Much of Rose’s focus as chairman will be to assist the incoming CEO build relationships with investors, customers and other external stakeholders.

“I have been blessed and honored to have worked with such a great group of people, customers and carriers at Expeditors since 1981. We started with six offices, 20 people and $300,000 and became a company with nearly $6 billion of revenue, 188 full-service offices across six continents and more than 13,000 employees worldwide,” Rose said.

“We have enjoyed great success as a company based on the dedication of our people and the commitment to our cultural values. As we finalize arrangements for our 35th anniversary meeting, it is only natural to reminisce on how far we’ve come. I realized that I had just completed my 100th quarter as Expeditors’ CEO. That’s 25 years…a generation by some definitions,” Rose said. “While contemplating that thought, I became increasingly convinced that our employees, our customers, our service providers and, of course, our shareholders, need to know who the CEO for the next generation will be more than I need to continue doing a job I love. I discussed this matter with our Board of Directors and accordingly, today I am announcing plans for the Company’s future,” Rose said. “I look forward to working with the Board of Directors with our transition to a new CEO, who will be selected from a slate of well-qualified and experienced internal candidates. The new CEO will be one resolved to assuring we maintain our cultural values and focus on providing best-in-class service to customers around the globe so that our people and our shareholders enjoy even greater levels of success. The rest of my time will be spent mentoring and coaching the new CEO with the same dedication and commitment I’ve given to Expeditors since we founded the Company in 1981,” Rose concluded.
“The Board is immensely grateful for Rose’s dedication to Expeditors and leadership of decades of accomplishment. Rose has been at Expeditors for 32 years and it’s CEO for the past 25 years. His passion for the business has fueled much success for its shareholders, customers, carriers and employees,” said Robert Wright, Lead Independent Director.
“The Board’s search for a new CEO will focus on internal candidates who have consistently exhibited the core values of Expeditors, delivered on its mission and contributed to the Company’s performance, recognizing that performance requires not only delivering outstanding customer service, but also earning the confidence and loyalty of all employees, customers, carriers and partners. Expeditors is very fortunate to have a deep bench of accomplished leaders and it makes sense for the Company to look there as we begin the succession plan process,” continued Wright.
Expeditors is a global logistics company headquartered in Seattle, Washington. The company employs trained professionals in 188 full-service offices and numerous satellite locations located on six continents linked into a seamless worldwide network through an integrated information management system. Services include the consolidation or forwarding of air and ocean freight, customs brokerage, vendor consolidation, cargo insurance, domestic time definite transportation services, purchase order management and customized logistics solutions.